     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 31, 1998
                                               REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             SI TECHNOLOGIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             3596                            95-3381440
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                             4611 SOUTH 134TH PLACE
                           TUKWILA, WASHINGTON 98168
                                 (206) 244-6100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                    PAUL CAVANAUGH, CHIEF FINANCIAL OFFICER
                             4611 SOUTH 134TH PLACE
                           TUKWILA, WASHINGTON 98168
                                 (206) 244-6100
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                              BENJAMIN F. STEPHENS
                               WILLIAM W. BARKER
                    GRAHAM & JAMES LLP/RIDDELL WILLIAMS P.S.
                      1001 FOURTH AVENUE PLAZA, SUITE 4500
                           SEATTLE, WASHINGTON 98154
                              TEL: (206) 624-3600
                              FAX: (206) 389-1708
                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
                                                                                       PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES        AMOUNT TO BE          PROPOSED MAXIMUM       AGGREGATE OFFERING          AMOUNT OF
TO BE REGISTERED                          REGISTERED          OFFERING PRICE(1)             PRICE              REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------
Common stock, $.01 par value(2)...        1,087,632                 $6.625                $7,205,562                $2,125
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee, based upon the last reported sale of the common stock $6.625 as quoted on Nasdaq on July 28, 1998.

(2) Consists of 839,664 shares of outstanding common stock issued in the April 1998 Financing and registered for resale hereby; 168,000 shares of common stock issuable upon exercise of warrants issued in the April 1998 Financing and registered for resale hereby; and 79,968 shares of common stock registered for resale issuable upon exercise of warrants issued to the placement agent in connection with the April 1998 Financing.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JULY 30, 1998

PROSPECTUS

                                1,087,632 SHARES

                                SI TECHNOLOGIES

                                  COMMON STOCK

                            ------------------------

     All of the 1,087,632 shares of common stock of SI Technologies, Inc. ("Company") offered hereby are being offered for resale by selling stockholders without the participation of an underwriter ("Selling Stockholders") pursuant to contractual registration rights. See "Recent Events -- April 1998 Financing." The Company will not receive any proceeds from the sale of the common stock by Selling Stockholders. The common stock is quoted on the Nasdaq Small Cap Market under the symbol "SISI." On July 29, 1998 the last reported sale price for the common stock was $7.00.

     The common stock being registered hereby may be sold in transactions on the Nasdaq Stock Market at market prices then prevailing, in negotiated transactions, or otherwise. See "Plan of Distribution."

                            ------------------------

     THE COMMON STOCK OFFERED HEREBY INVOLVES MATERIAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

           THE DATE OF THIS PROSPECTUS IS                     , 1998.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the U.S. Securities and Exchange Commission ("Commission"). Reports, proxy statements and other information filed with the Commission by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 500 West Madison Street, Room 1400, Chicago, Illinois 60661 and at 7 World Trade Center, Suite 1300, New York, NY 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, Washington, D.C. 20549, at prescribed rates, or from the Commission's web site at www.sec.gov.

     The Company has filed a registration statement on Form S-3, together with all exhibits and amendments thereto ("Registration Statement"), of which this Prospectus ("Prospectus") is a part, under the Securities Act of 1933 ("Securities Act") with the Commission with respect to the common stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus concerning documents, while complete in material respects, are nonetheless summaries. Reference is made to each exhibit for a full description of each such document, and in each case summary descriptions are qualified by reference to complete exhibits filed with the Commission. For further information with respect to the Company and its common stock, reference is made to the Registration Statement, exhibits and schedules thereto, which may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street N.W., Washington, D.C. 20549.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed with the Commission (File No. 0-12370) and are incorporated herein by reference into this Prospectus:

     (a) Annual Report on Form 10-KSB for the fiscal year ended July 31, 1997;

     (b) Quarterly Report on Form 10-QSB, for the period ended April 30, 1998;

     (c) Quarterly Report on Form 10-QSB for the period ended January 31, 1998;

     (d) Quarterly Report on Form 10-QSB for the period ended October 31, 1997;

     (e) Forms 8-Ks filed on each of February 27, 1998, May 21, 1998 and July 29, 1998.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering to which this Prospectus relates shall be deemed to be incorporated by reference into this Prospectus and to be part of this Prospectus from the date of filing thereof.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, a copy of any information that has been incorporated by reference in this Prospectus (not including exhibits to information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates), upon request to Paul Cavanaugh, Chief Financial Officer, SI Technologies, Inc., 4611 South 134th Place, Tukwila, Washington 98168, (206) 244-6100.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus and the documents incorporated by reference herein contain projections and forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which statements involve substantial risks and uncertainties. The words "anticipate," "believe," "estimate," "expect" and similar terms are intended to identify these projections and forward-looking statements. Actual results could differ materially from the results expressed in or implied by these projections and forward-looking statements as the result of certain factors, including those factors discussed in "Risk Factors," contained herein, and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" in the periodic reports incorporated herein by reference.

                                  THE COMPANY

     The Company, together with its subsidiaries, is an industry leader in the design, manufacturing and marketing of equipment and engineered systems that enhance the processing, handling, movement and transportation of goods and materials. Its products and applied technology solutions include dynamic and stationary weighing systems, load handling and moving systems, measurement devices, instrumentation and operations information systems. These products are intended to enhance the operational control, safety, efficiency and profitability of the Company's customers. Key markets served by the Company include aerospace, agriculture, automotive, aviation, construction, forestry, freight transportation, maritime, mining, and waste management. The Company markets its equipment and systems throughout the world. In recent years, the Company has been capitalizing on its technology and existing customer relationships through product and market expansion in the industrial weighing and material handling equipment industry. Driving the business expansion of the Company are both an aggressive internal product development program and the acquisition of businesses with complementary technology and products.

     The Company was incorporated in California on May 29, 1979 as IDEA (Invention, Design, Engineering Associates, Inc.), and was reincorporated in Delaware on April 20, 1983. In February 1996, the Company changed its name to SI Technologies, Inc. The principal executive offices and headquarters of the Company are located at 4611 South 134th Place, Tukwila, Washington, and its telephone number is (206) 244-6100. The Company's web site for weighing systems is located at .com. The Company's web site for its AeroGo subsidiary is located at . Information located on the Company's web sites is not a part of this prospectus.

                                 RECENT EVENTS

APRIL 1998 FINANCING

     In April 1998 the Company raised $4.2 million (approximately $3.8 million net of expenses) through the sale of "Units" in a private financing to three accredited investors in reliance upon Section 4(2) and Rule 506 under the Securities Act (the "April 1998 Financing"). 168 Units were sold in the April 1998 Financing, each Unit consisting of 4,998 shares of common stock and two-year Warrants to purchase 1,000 shares of common stock at $8.00 per share. The common stock registered for resale in this offering is being registered pursuant to the registration rights agreements entered into between the Company and the Selling Stockholders in connection with the April 1998 Financing. The proceeds of the April 1998 Financing were used for the repayment of indebtedness. In connection with the financing, the Company issued to the Boston Group, as placement agent, a Warrant to purchase 79,968 shares of common stock at $5.50 per share, exercisable for five years.

                                  RISK FACTORS

     Investment in the Company's common stock offered hereby involves material risks. Investors should consider the following risks in addition to other information in this Prospectus.

     Risks Associated With Fluctuations in Quarterly Results; Uncertainty of Future Results. The Company's quarterly operating results have fluctuated in the past and are expected to fluctuate significantly in the future as a result of a variety of factors. Product and price competition, research and development requirements, volume and timing of projects and orders, announcements or introductions of new products or technologies by the Company or its competitors, foreign currency exchange rates, investments in marketing and distribution, price increases by suppliers, and national and global economic conditions may be expected to cause significant variations in the Company's quarterly operating results, including possible declines in profit margins. Revenues in any quarter from the sale of the Company's weighing and information systems are dependent on orders booked and shipped in that quarter. Net sales for any future quarter are not predictable with any degree of accuracy. It is likely that in some future quarter the Company's operating results will be below the expectations of analysts. In such event, the price of the common stock would likely be materially adversely affected.

     A substantial portion of the revenues generated by the Company are derived from a small number of large, custom orders for material handling systems and related process weighing systems. A delay, rescheduling or cancellation of one or more purchase orders for these products may have a material impact on the Company's financial condition and results of operation. A delay in a shipment near the end of a particular quarter due to, for example, an unanticipated shipment rescheduling, a cancellation or deferral by a customer, competitive or economic factors, unexpected manufacturing or other difficulties, delays in deliveries of parts by suppliers, or the failure to receive an anticipated order, may cause sales in a particular period to fall significantly below expectations and may have a material adverse effect on the Company's financial condition and results of operations for that period.

     Risks Associated With Acquisitions; Integration of Operations. A major portion of the Company's growth in recent years has resulted from acquisitions. The Company's acquisition strategy involves risks inherent in assessing the value, strengths, weaknesses, contingent or other liabilities, and potential profitability of acquisition candidates, and in integrating the operations of acquired companies with the Company's operations. Operational risks associated with acquisitions include the possibility that an acquisition will not provide the benefits anticipated by Company management. Financial risks involve incurring additional indebtedness in order to effect the acquisition and the risk that the Company will be unable to service such indebtedness. In addition, the issuance of stock in connection with acquisitions involves dilution to existing stockholders. There can be no assurance that the Company will be successful in identifying attractive acquisition candidates, that the Company will have access to the capital required to finance potential acquisitions, will complete acquisitions on favorable terms, or that any business acquired will be integrated successfully with the Company's operations, or be profitable.

     Risks Associated with Leverage and Liquidity. At July 15, 1998 the Company had total indebtedness of approximately $18.5 million and debt as a percentage of capitalization of 62%. The degree to which the Company will be leveraged in the future could have important consequences including: (i) impairment of the Company's ability to obtain financing for working capital, capital expenditures, financing acquisitions, and general corporate purposes; (ii) possible inability to generate sufficient cash flow to pay principal and interest on its indebtedness; and (iii) increased vulnerability of the Company to economic downturns and in ability to withstand competitive pressures. There can be no assurance that the Company's business will continue to generate cash flow at levels sufficient to service its debt.

     Limited Intellectual Property Protection. The Company's success depends in part on its ability to protect its technology and trade secrets. To develop and maintain its competitive position, the Company relies upon continuing technological innovations, trade secrets and know-how. The Company also relies on a combination of patent, copyright and trademark laws, and confidentiality agreements to protect its proprietary rights. The Company has limited patent protection, however. There can be no assurance that any patent applications relating to its technology will be granted, or that any patents that are granted will afford protection against competitors, or will not be successfully challenged or circumvented by competitors. There can be no assurance that the trade secret protection and other measures taken by the Company will prevent or deter misappropriation of its technology or that competitors will not be able to independently develop technologies having similar functions or performance characteristics. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Therefore, there can be no assurance that the Company will have an adequate legal remedy to prevent or seek redress for future unauthorized misappropriations of the Company's technology.

     Although the Company believes that it currently owns or has adequate rights to utilize all material technologies relating to its existing products, third parties have in the past made patent infringement claims against the Company. In certain cases, the Company has resolved these claims by obtaining a license to the technology. There can be no assurance as to the outcome of any pending or future claims, litigation or proceedings involving Company's proprietary rights.

     Risks Associated With Competition. Competition in the weighing and material handling equipment and system industry is intense. There are approximately 5,000 manufacturers and a greater number of distributors and service companies in competition with the Company. Many of the Company's competitors have substantially greater technical, financial and marketing resources, larger customer bases, and greater name recognition than the Company. The Company expects that its competitors will continue to improve the performance and lower the price of their current products and to introduce new products or new technologies. Failure of the Company to improve its products and introduce new products and new technologies that are superior to competitors' products at competitive prices could cause a significant decline in sales. Increased competition could result in price reductions, reduced margins or loss of market share, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

     Risks Associated With International Sales. Approximately 40% of the Company's sales in fiscal 1997 were made to customers located outside of the United States. The Company anticipates that international sales will continue to account for a significant percentage of its sales for the foreseeable future. The Company's international sales may be denominated in foreign or United States currencies. The Company does not currently engage in foreign currency hedging transactions as currency fluctuations have not had a material effect on the Company's financial results. However, if a material amount of future sales are denominated in foreign currency, a decrease in the value of foreign currency relative to the United States dollar could result in losses from such transactions. In such event, the Company might seek to limit its exposure to foreign currency transactions by hedging strategies. There can be no assurance that any such strategy would be successful in avoiding exchange rate related losses. With respect to the Company's international sales that are United States dollar denominated, such a decrease could make the Company's systems less price competitive, or could cause distributors or customers to renegotiate prices for subsequent purchases. Either occurrence could have a material adverse effect upon the Company's business, financial condition and results of operations. Additional risks inherent in the Company's international business activities include changes in regulatory requirements, tariffs and other trade barriers, political and economic instability, difficulties in staffing and managing foreign operations, difficulties in managing distributors, customs requirements, potentially adverse tax consequences, the burden of complying with a wide variety of complex foreign laws and treaties, difficulties in obtaining necessary equipment authorizations and the possibility of difficulty in accounts receivable collections. Foreign laws which may differ significantly from U.S. laws may govern distribution and sales agreements entered into with foreign customers. Therefore, the Company may be limited in its ability to enforce its rights under such agreements and to collect damages, if awarded. These factors may have a material adverse effect on the Company's business, financial condition and results of operations.

     Risks of Operation in Foreign Countries. The Company currently operates facilities in The Netherlands through its subsidiary, Revere Transducers Europe, B.V. The Company's international operations are subject to the general risks of remote management as well as other risks associated with the conduct of business in foreign countries, including economic, legal and regulatory uncertainties; currency fluctuations, which the Company generally does not attempt to hedge; restrictions on repatriation of earnings; export-import regulations; customs matters; foreign collection problems; military, political and transportation risks; and foreign laws and governmental regulation.

     Risks Associated With Management of Growth. The Company expects to continue to expand product lines, invest in marketing and distribution and pursue strategic acquisitions. The Company must successfully manage the integration of acquired entities, control of overhead expenses and inventories and development, introduction, marketing and sales of new products and product enhancements, management and training of its employees, and monitoring of third-party contractors and suppliers. The Company may need to significantly expand its internal management and information systems and implement necessary procedures and controls. There can be no assurance that the Company will be able to achieve its planned expansion goals or manage its growth effectively. The failure to develop and implement these systems, procedures and controls in a timely manner could have a material adverse effect on the Company's financial condition or results of operations.

     Risks Associated With Environmental Regulations. The Company is subject to various foreign, federal, state and local laws and regulations relating to the protection of the environment. These laws may provide for retroactive, strict liability for damages to natural resources or threats to public health and safety, rendering a party liable for environmental damage without regard to its negligence or fault. Sanctions for noncompliance may include revocation of permits, corrective action orders, administrative or civil penalties in criminal prosecution. The business of the Company involves environmental management and issues typically associated with historical manufacturing operations. To date, the cost of complying with environmental laws and regulations by the Company has not been material, but the fact that such laws or regulations are changed frequently makes it difficult to predict the costs or impact of such laws and regulations in the future. The modification of existing laws or regulations or the adoption of new laws or regulations affecting the Company's operations could have a material adverse effect on Company's business, financial condition, and results of operations.

     Risks Associated With Dependence on Key Personnel. The Company's success depends to a significant extent upon the efforts and abilities of members of its senior management, including Rick A. Beets, the President and Chief Executive Officer of the Company. The loss of the services of one or more of the senior management of the Company could have a material adverse effect on the Company's business, financial condition and results of operations. The success of the Company will depend on its ability to hire, train and retain skilled personnel in all areas of its business. There can be no assurance that the Company will be able to attract, train and retain sufficient qualified personnel to achieve its business objectives.

     Control by Existing Shareholders. Members of the board of directors and officers of the Company beneficially own approximately 45% of the outstanding shares of common stock of the Company. Accordingly, these stockholders will be able to significantly influence the election of the members of the Company's board of directors and significantly influence the outcome of corporate actions requiring shareholder approval, such as mergers and acquisitions. This level of ownership, together with certain provisions of the Company's certificate of incorporation, bylaws and Delaware law, may have a significant effect in delaying, deferring, or preventing a change in control of the Company and may adversely effect the voting and other rights of other shareholders of common stock.

     Possible Issuance of Preferred Stock. The Company is authorized to issue up to 2,000,000 shares of Preferred Stock, which may be issued in one or more series and the terms of which may be determined at the time of issuance by the Board of Directors without further action by stockholders. The issuance of Preferred Stock may adversely affect the market price of, and the voting and other rights of the holders of, the Common Stock.

     Limited Public Trading Market. Trading of the Company's Common Stock has been limited, and no assurance can be given that an active public trading market for the Common Stock will develop, or if developed, be sustained.

     Risks Associated With Year 2000. Where necessary, the Company is in the process of modifying, upgrading, or replacing its computer software applications and internal information systems to accommodate the year 2000 dating changes necessary to permit correct recording of year dates for 2000 and later years. The Company does not expect that the cost of its year 2000 compliance program will be material to its business, financial condition or results of operations. The Company believes that it will be able to achieve any necessary compliance by the end of 1999, and does not currently anticipate any material disruption in its operations as the result of any failure by the Company to be in compliance. If, however, any of the Company's significant suppliers or customers do not successfully and timely achieve year 2000 compliance, the Company's business or operations could be adversely affected.

                              SELLING STOCKHOLDERS

     The 1,087,572 shares of common stock being registered hereby for resale in this offering are owned by the Selling Stockholders listed below. Except as described below, none of the Selling Stockholders has had a material relationship with the Company or any predecessors or affiliates within the past three years.

                                                            AS OF JULY 30, 1998
                                        -----------------------------------------------------------
                                                                 NUMBER OF    BENEFICIAL OWNERSHIP
                                                                  SHARES       AFTER THE OFFERING
                                        BENEFICIAL OWNERSHIP      OFFERED     (ASSUMING SALE OF ALL
                                        PRIOR TO THE OFFERING     HEREBY         SHARES OFFERED)
                                        ---------------------    ---------    ---------------------
           NAME AND ADDRESS             SHARES     PERCENTAGE                 SHARES     PERCENTAGE
           ----------------             -------    ----------                 -------    ----------
The Cuttyhunk Fund Limited(1)(2)......  479,840       13.8        479,840           0         0
73 Front Street
Hamilton 4M12
BERMUDA
Tonga Partners, L.P.(1)(2)............  479,840       13.8        479,840           0         0
Cannell Capital Management
750 Battery Street
San Francisco, CA 94111
The Boston Group, L.P.(3).............   79,968        2.3         79,968           0         0
2049 Century Park East
30th Floor
Los Angeles, CA 90067
Rick A. Beets(4)......................  328,984        9.5         47,984     281,000       7.6
President, CEO and Director
c/o SI Technologies
4611 South 134th Place
Tukwila, WA 98168

---------------
(1) Includes 80,000 shares issuable upon exercise of warrants to purchase Common Stock.

(2) J. Carlo Cannell dba Cannell Capital Management is the General Partner of Tonga Partners, L.P. and has sole voting and dispositive powers over the referenced shares and is the investment advisor to The Cuttyhunk Fund, and shares voting and investment control with such fund over the shares held by such fund.

(3) Consists entirely of shares issuable upon exercise of warrants to purchase Common Stock.

(4) Includes 80,000 shares subject to currently exercisable options. Includes 20,000 shares of record held by Mr. Beets' wife, Mara J. Beets. Mr. Beets has shared voting and investment power with respect to such shares. Also includes 40,000 shares held of record by Mr. Beets' children for whom he acts as custodian. Does not include 20,000 unvested option shares granted in 1994. Includes 8,000 shares issuable upon exercise of warrants.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the common stock by Selling Stockholders.

                              PLAN OF DISTRIBUTION

     The common stock offered hereby by the Selling Stockholders may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market (including The Nasdaq Stock Market), in privately negotiated transactions, at prices and at terms then prevailing or at prices related to the then current market price, in negotiated transactions, or otherwise. In addition, any shares of common stock covered by this Prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this Prospectus, assuming that there is an available exemption. The Common Stock may be sold to or through brokers or dealers who may act as agent or principal, or in direct transactions between the Selling Stockholders and purchasers. In addition, the Selling Stockholders may, from time to time, sell the common stock short and, in such instances, this Prospectus may be delivered in connection with such short sales and the common stock offered hereby used to cover such short sales.

     The Selling Stockholders may sell the common stock to or through dealers, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or commissions from the purchasers for whom they may act as agent. Dealers participating in the distribution of the common stock may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the common stock may be deemed to be underwriting discounts and commissions. Upon the Company being notified by a Selling Shareholder that any material arrangement has been entered into with a broker or dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution a purchase by a broker or dealer, a prospectus supplement will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing (a) the name of each such broker-dealer, (b) the number of shares of common stock involved, (c) the price at which such shares of common stock were sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer, where applicable, (e) that such broker-dealer did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented, and (f) other facts material to the transaction.

     In connection with distributions of the Common Stock, the Selling Stockholders may enter into hedging transactions with brokers or dealers and the brokers or dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders also may enter into option or other transactions with brokers or dealers that involve the delivery of the common stock to the brokers or dealers, who may then resell or otherwise transfer such common stock. The Selling Stockholders also may loan or pledge the common stock to a broker or dealer and the broker or dealer may sell the common stock so loaned or upon default may sell or otherwise transfer the pledged common stock.

     The Company is bearing all costs relating to the registration of the common stock other than fees and expenses, if any, of counsel or other advisors to the Selling Stockholders. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of common stock will be borne by the Selling Stockholders, the purchasers participating in such transaction, or both.

     The Company has agreed to indemnify the Selling Stockholders in specified circumstances, against certain liabilities, including liabilities arising under the Securities Act. Each Selling Shareholder has agreed to indemnify the Company, its directors and its officers who sign the Registration Statement against certain liabilities, including liabilities arising under the Securities Act.

     Notwithstanding the preceding information, the resale of common stock registered hereby is subject to lock-up agreements with The Boston Group, L.P. ("The Boston Group"), the dealer manager in the April 1998 Financing, for a period of one year following the initial closing date of the April 1998 Financing. As a result, absent waiver by the Boston Group, the common stock registered hereby may not be resold until April 17, 1999.

                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by Graham & James LLP/Riddell Williams P.S., Seattle, Washington.

                                    EXPERTS

     The consolidated financial statements of SI Technologies, Inc. appearing in its Annual Report on Form 10-KSB for the year ended July 31, 1997 have been audited by Grant Thornton LLP, independent auditors, as set forth in their reports and incorporated herein by reference in reliance upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. EXPENSES OF ISSUANCE AND DISTRIBUTION*.

SEC registration fee........................................  $ 2,125
Accounting fees and expenses................................    5,000
Legal fees and expenses.....................................   10,000
Miscellaneous...............................................    2,875
                                                              -------
          Total.............................................  $20,000
                                                              =======

---------------
* Except for the SEC registration fee, amounts shown are estimates.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Company's Certificate of Incorporation, as amended, and the Bylaws, as amended, provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation law. In addition, the Company has entered into Indemnification Agreements with its officers and directors. The Company also currently maintains an officers' and directors' liability insurance policy that insures, subject to the exclusions and limitations of the policy, officers and directors of the Company against certain liabilities that might be incurred by them solely in such capacities.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16. EXHIBITS.

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
    4.1       Form of Subscription Agreement entered into by participants in the Company's April 1998 financing
    4.2       Form of Subscription Agreement Supplement incorporated by
              reference into the Company's Subscription Agreement
    4.3       Form of Warrant issued in connection with the Company's
              April 1998 financing
    4.4       Form of Placement Agent Warrant issued in connection with
              the Company's April 1998 financing
    4.5       Registration Rights Agreement entered into by and between
              the Company and participants in the Company's April 1998
              financing
    5.1*      Opinion of Graham & James LLP/Riddell Williams P.S.
   23.1*      Consent of Grant Thornton LLP, Independent Auditors
   23.2*      Consent of Graham & James/Riddell Williams P.S. (included in
              Exhibit 5.1 hereto)

---------------
* To be filed by amendment.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 % change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and
     (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by (i) and (ii) is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
     Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) If the Registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
     Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

          (5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registration's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby further undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tukwila, State of Washington, on July 30, 1998.

                                          SI TECHNOLOGIES, INC.

                                          By:       /s/ RICK A. BEETS
                                            ------------------------------------
                                                       Rick A. Beets
                                                  Chief Executive Officer

     Each person whose signature appears below authorizes and appoints Rick A. Beets and Paul Cavanaugh and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and a new Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below.

                      SIGNATURE                                       TITLE                      DATE
                      ---------                                       -----                      ----

                  /s/ RICK A. BEETS                      President, Chief Executive          July 30, 1998
-----------------------------------------------------    Officer and Director
                    Rick A. Beets

                 /s/ PAUL CAVANAUGH                      Chief Financial Officer             July 30, 1998
-----------------------------------------------------    (Principal Financial and
                   Paul Cavanaugh                        Accounting Officer)

                 /s/ RALPH E. CRUMP                      Chairman of the Board, Treasurer    July 30, 1998
-----------------------------------------------------    and Director
                   Ralph E. Crump

                 /s/ S. SCOTT CRUMP                      Director                            July 30, 1998
-----------------------------------------------------
                   S. Scott Crump

                /s/ HEINZ ZWEIPFENNIG                    Director                            July 30, 1998
-----------------------------------------------------
                  Heinz Zweipfennig

                /s/ EDWARD A. ALKIRE                     Secretary and Director              July 30, 1998
-----------------------------------------------------
                  Edward A. Alkire

                  /s/ D. DEAN SPATZ                      Director                            July 30, 1998
-----------------------------------------------------
                    D. Dean Spatz

                                 EXHIBIT INDEX

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
    4.1       Form of Subscription Agreement entered into by participants in the Company's April 1998 financing
    4.2       Form of Subscription Agreement Supplement incorporated by
              reference into the Company's Subscription Agreement
    4.3       Form of Warrant issued in connection with the Company's
              April 1998 financing
    4.4       Form of Placement Agent Warrant issued in connection with
              the Company's April 1998 financing
    4.5       Registration Rights Agreement entered into by and between
              the Company and participants in the Company's April 1998
              financing
    5.1*      Opinion of Graham & James LLP/Riddell Williams P.S.
   23.1*      Consent of Grant Thornton LLP, Independent Auditors
   23.2*      Consent of Graham & James/Riddell Williams P.S. (included in
              Exhibit 5.1 hereto)

---------------
* To be filed by amendment.